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                                                                   Exhibit 10.14

                         SECOND RESTATED AND AMENDED
                        MANAGEMENT EMPLOYMENT AGREEMENT
                            (Timothy C. O'Crowley)


     This SECOND RESTATED AND AMENDED MANAGEMENT EMPLOYMENT AGREEMENT (the "Agreement") is made as of October 1, 1999, and restates and amends the August 2, 1996 Agreement as restated and amended as of February 3, 1997, by and between Intek Information, Inc., a Delaware corporation (the "Company"), and Timothy C. O'Crowley ("Employee").

     WHEREAS, the Company desires to employ the Employee to perform the duties of Chief Executive Officer and President of the Company as such duties may be appropriately designated by the Board of Directors from time to time; and

     WHEREAS, the Employee desires to be employed by the Company to perform such duties upon the following terms and conditions.

                                    RECITALS

     A. On August 2, 1996 (the "Original Agreement") (as amended and restated as of February 3, 1997), as further amended as of October 1, 1999 the Company and the Employee entered into a Management Employment Agreement; and

     B. Each of the Company and the Employee desires to restate and amend the Employment Agreement as amended in accordance with the terms and conditions of this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

     1.   Salary.  The Company shall employ the Employee as its Chief Executive
          ------
Officer and President to perform the above described duties on a six-year basis starting August 1, 1996, and ending August 1, 2002, at a gross salary of $20,000 per month payable in accordance with the customary practices of the Company plus such salary increases and bonuses as approved by the Board of Directors. The monthly gross salary, excluding all bonus plan payments, as in effect from time to time, is referred to as the "Base Salary". After such six-year period, this Agreement will continue on a month-to-month basis until terminated as provided herein. Employee agrees to accept the above amounts and the benefits described in Section 5 in full payment for the services to be rendered by him hereunder, provided, however, that the Board of Directors Compensation Committee and Employee will meet no later than six (6) months after the date of the Original Agreement, and at each anniversary of the Original Agreement, and determine if an increase in Base Salary is appropriate, and if appropriate agree upon the new Base Salary, with the view to setting Employee's Base Salary to the base salary that would be paid to a similarly skilled and experienced executive in similar companies performing at comparable levels, taking into consideration the skills and experience of Employee and the financial results, performance, growth, and profits of the Company. The Company, by action of a majority of its Board of Directors and the consent of The Beacon Group III -Focus Value Fund, L.P. so long as it has a right to appoint a director to the Company's Board of Directors pursuant to the Shareholders' and Voting Agreement (the "Shareholders Agreement"), and Conning Insurance Capital Limited Partnership V for as long as it has the rights, provided in Section
3.4.11 (n) of the Company's Amended and Restated Certificate of Incorporation as in effect on the date hereof, may adopt additional compensation arrangements with Employee.

     2    Duties. The Employee shall during the term of his employment
          ------
                  hereunder:

          A. devote his full normal working time, energies and attention to the duties of his employment, as they may be established from time to time by the Board of Directors consistent with the position and office occupied by Employee, provided, however, that Employee shall at all times have complete control (subject to general direction from the Board of Directors) over the day-to-day operations of the Company;

          B. comply with all reasonable rules, regulations and administrative directions now or hereafter established by the Company;

          C. be reimbursed by the Company from time to time (but at least monthly) for all reasonable and necessary business expenses incurred by him in the performance of his duties hereunder, provided that Employee shall render to the Company such accounts and vouchers covering expenditures as the Company reasonably requires and as are necessary for tax purposes, and shall follow normal Company policy on expenses; and

          D. not engage in any activity or employment which would reasonably be expected to materially conflict with or have a material adverse affect on, the present or prospective business of the Company.

     3.   Termination.
          -----------

          A.   Mutual Agreement.  This Agreement may be terminated at any time
               ----------------
by the mutual agreement of the Company and Employee, expressed in writing.

          B.   Voluntary.  Employee may terminate this Agreement with or without
               ---------
the consent of the Company by giving written notice of his intent to terminate with the effective date of termination at least one hundred (100) days after the effective date of the notice of termination. After such notice the Company may accelerate the date of termination without being in breach hereof.

          C.   Without Cause.  The Company may terminate this Agreement at any
               -------------
time without Cause upon twenty (20) days prior notice.

          D.   Disability or Death.  The Company may terminate this Agreement
               -------------------
upon the death or disability of Employee. For purposes of this Agreement, Employee shall be considered disabled if he is unable to perform his duties under this Agreement as a result of injury, illness or other disability for a period of one hundred eighty (180) consecutive days, or one hundred eighty (180) days in a three hundred sixty-five (365) day period, and the Board of Directors of the Company reasonably determines that Employee has been unable to perform his duties for the one hundred eighty (180) day period as a result of injury, illness or other disability.

          E.   For Cause by the Company.
               ------------------------

          The Company may terminate this Agreement for "Cause", as defined below, immediately upon written notice to Employee. "Cause" shall mean:

               (i) If Employee materially violates any term of this Agreement and such action or failure is not substantially remedied or reasonable steps to effect such substantial remedy are not commenced within twenty (20) days of written notice from the Company to Employee.

               (ii) Dishonesty which is not the result of an inadvertent or innocent mistake of Employee with respect to the Company or any of its subsidiaries;

               (iii) Willful misfeasance or nonfeasance of duty by Employee intended to injure or having the effect of injuring in some material fashion the reputation, business or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors or employees;

               (iv) Conviction of Employee upon a charge of any crime involving moral turpitude or a crime other than a vehicle offense which could reflect in some material fashion unfavorably upon the Company or any of its subsidiaries; or

               (v) Willful or prolonged absence from work by the Employee (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by the Employee to perform his duties and responsibilities without the same being corrected upon twenty (20) days prior written notice.

          F.   For Cause by the Employee.  If the Company materially violates
               -------------------------
any term of this Agreement or moves the Company's headquarters from the Denver, Colorado

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

metropolitan area and such action or failure is not remedied after twenty (20) days written notice, Employee may terminate this Agreement immediately upon written notice to the Company. Such termination is a termination by Employee for cause.

     4.   Payments at Termination.
          -----------------------

          A. Upon (i) termination of this Agreement by the Company under Subsection 3.C. titled "Without Cause" or (ii) termination of this Agreement by Employee under Subsection 3.F. titled "For Cause by the Employee," Employee shall receive monthly payments equal to his last Base Salary prior to termination ("Applicable Base Salary") for a period of eighteen (18) months, beginning in the month next following such termination, provided, however, if termination is Without Cause under Section 16 Employee shall only receive monthly payments equal to his Applicable Base Salary for a period of twelve (12) months beginning in the month next following such termination. In either case Employee shall receive all accrued compensation and unreimbursed expenses to the date of termination as provided herein. The monthly payments provided for in this Subsection shall be paid on a monthly basis on the first of each month and shall not be reduced by compensation the Employee may receive from other sources. In either such case of termination, all unexercised options granted pursuant to the Incentive Stock Option Agreement dated February 14, 1997 and the Non-Statutory Stock Option Agreement dated February 14, 1997 (collectively the "Option Agreements") shall vest and become exercisable on the day of termination. For any such Non-Statutory Stock Option or Incentive Stock Option, the period for exercise of the option shall continue for the shorter of the maximum length of time the option is exercisable under the Company's 1997 Stock Option Plan as though the employment of Employee had not terminated, and three
(3) years after the date of termination of employment, provided, however, that if the existence of this sentence would cause any Incentive Stock Option not to qualify as an incentive stock option pursuant to Section 422 of the Internal Revenue Code of 1986, as amended, ("Section 422") at any time prior to ninety
(90) days after termination of employment as provided in Section 422, this sentence shall be null and void as to such Incentive Stock Option.

          B. The Company shall provide life insurance on Employee as provided in Subsection 5.B. hereof. If the Company terminates this Agreement upon the death of Employee, under Subsection 3.D. titled "Disability or Death," the entire proceeds of such insurance shall be payable to the beneficiary designated by Employee, or to Employee's estate, plus all accrued compensation and unreimbursed expenses to the date of termination as provided herein. The payments provided for in this Subsection shall not be reduced by compensation the Employee may receive from other sources.

          C. If the Company terminates this Agreement due to disability, under Subsection 3.D. titled "Disability or Death," Employee or his estate shall receive the disability payments provided for by the Company's disability insurance policy. The Company shall maintain a disability insurance policy providing for payments at the rate of sixty percent (60%) of his Applicable Base Salary or the maximum legal amount, whichever is less, until the earlier of the end of disability, Employee's death or the date Employee attains 65 years of age. If the Company terminates this Agreement due to disability, under Subsection 3.D. titled "Disability or Death," the Company shall also pay all accrued compensation and unreimbursed expenses to the date of termination as provided herein. The monthly payments provided for in this Subsection shall be paid at such times payments are made under the disability policy provided for in this Subsection. Except as required by such policy or applicable law, payments shall not be reduced by compensation the Employee may receive from other sources.

          D. If Employee terminates this Agreement without cause under Subsection 3.B., titled "Voluntary", or if this Agreement is terminated under Subsection 3.A., titled "Mutual Agreement," or if this Agreement is terminated by the Company under Subsection 3.E. titled "For Breach or Cause by the Company," Employee shall not be entitled to any further payments except unreimbursed expenses to the date of termination as provided herein and any accrued compensation and as provided in Section 4.E.

          E. In each of the foregoing cases, termination is the date of actual termination, not the date notice of termination is given. Other than payments owing under a provision providing for payments at a different time, all payments for accrued unpaid monthly compensation shall be made within ten (10) days after the end of the month following the month in which termination occurred and all payments for reimbursement shall be made within forty-five (45) days after the end of the month following the month in which termination occurred.

          F. Unless specified otherwise in the bonus plan or bonus agreement, if termination occurs during the bonus period pursuant to Subsection 3.C. titled "Without Cause" or Subsection 3.F. titled "For Cause by the Employee," or Subsection 3.D. titled "Disability or Death," and based upon the results of the full bonus period the bonus would have been earned, any bonus which would have been earned shall be based upon the number of calendar days in such bonus period which have elapsed at the date of termination. Unless specified otherwise in the bonus plan or bonus agreement, if Employee is terminated "For Cause by the Company" (Subsection 4.E.), or Employee terminates without Cause (Subsection 4.C.) or Employee after termination violates a confidentiality, covenant not to compete, or "no hire" or "no raid" agreement with the Company, its parent (if any) or a direct or indirect Company subsidiary or affiliate, then the Company shall have no obligation to pay any earned or unearned bonus or the payments provided for in the first sentence of Section 4.A. hereof.

          G. If this Agreement is operating under the month-to-month provision of Section 1, any payment for unpaid future compensation shall in any case be limited to the remainder of the month in which termination occurs, except as provided in Subsections 4.A., 4.B., 4.C. or 4.F.

          H. The foregoing rights in this Section 4 are Employee's exclusive rights to payment from the Company in the event of termination of this Agreement except for amounts

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

which the Company is required to pay under applicable statute or regulation, payments under insurance policies, and payments owing under other written agreement(s) (if any) between the Company and Employee.

     5.   Vacation; Benefits; Location.
          ----------------------------

          A. Employee shall be entitled to such vacation time, in Employees' discretion, as does not materially interfere with Employee's duties and responsibilities hereunder.

          B. The Company shall maintain and pay premiums for term insurance on the life of Employee, in the amount of at least $2,000,000. Employee, in his sole discretion, shall designate the beneficiary of such policy. An initial quote for a five year policy has been delivered to the Company and Resource Bancshares Corporation. This insurance is in addition to any insurance provided for in the Shareholders Agreement.

          C. Employee will receive an automobile allowance of $500 per month, and in addition to the insurance provided for by Subsections 5.B. and 4.C., will receive insurance (to the extent not redundant of the insurance provided for by Subsections 5.B. and 4.C.) and other benefits, including participation in stock option plans taking into account the aggregate of all options from time to time granted to Employee and acknowledging the option grants to Employee on or about the date of amendment hereof do not preclude future grants), as received by employees with similar responsibility and compensation levels.

          D. If this Agreement is in effect at and for six (6) months after the time of the Company's initial public offering or at the time the Company is a reporting company, pursuant to the Securities and Exchange Act of 1934, under circumstances that would permit mandatory conversion of the Company's Series B Preferred Stock pursuant to the Company's Amended and Restated Certificate of Incorporation as in effect on February 10, 1997, then all options granted pursuant to the Option Agreements (as defined above) shall vest and become exercisable one day after the end of such six (6) month period.

     6.   Non-Competition.
          ---------------

          A. The Company and the Employee recognize that the Employee has been retained to occupy a position that constitutes part of the professional, management and executive staff of the Company whose duties will include the formulation and execution of management policy. The Employee, for and in consideration of the payments, rights and benefits provided herein, agrees that so long as he is employed by the Company and during the 18 month period immediately thereafter, the Employee shall not, anywhere within the continental United States or in any other market in which the Company is conducting business at the time the Employee's employment with the Company is terminated, (i) work,
(ii) assist, (iii) own any interest, directly or indirectly and whether individually or as a joint venturer, partner, member, officer, director, shareholder, consultant, employee or otherwise, in or (iv) make a financial investment, whether in the form of equity or debt, in any business other than Spider Technologies, Inc. if an affiliate of the Company, that is in the business of (i) inbound or outbound telemarketing or teleservicing, (ii) outsourced teleservicing, and/or
(iii) such other business in which the Employee is actively involved with the Company at or within six months before the termination of his employment (the "Business"). The parties agree that, during such period, they shall not make public statements in derogation of each other, except as may be required by law. For the purposes of this Section 6 and Sections 7, 8, 9 and 10, the term "the Company" shall be deemed to include any direct or indirect subsidiaries, parents and affiliates of the Company other than Spider Technologies, Inc. if an affiliate of the Company. This Subsection 6.A. shall no longer apply if both (i)
(A) the Employee has terminated this Agreement for Cause under Subsection 3.F., or the Company has terminated this Agreement, and (B) the Company has obligations to make post-termination payments under this Agreement, and (ii) after twenty (20) days notice by the Employee to the Company that the Company has failed to make such post-termination payments, the Company has not cured such failure to make payments.

          B. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from holding 5% or less of any class of voting securities of any entity whose equity securities are listed on a national securities exchange or regularly traded in The Nasdaq National Market.

          C. Upon the termination of the Employee's employment with the Company, and for 18 months thereafter, the Employee shall immediately notify the Company of each employment or agency relationship entered into by the Employee, and each corporation, proprietorship or other entity formed or used by the Employee, the business of which is directly or indirectly similar to or in competition with the Business. The provisions of this Subsection 6.C. shall survive termination of this Agreement for any reason.

          D.   The Employee agrees that the restrictions contained in this
Section 6 are reasonable as to time and geographic scope because of the nature of the Business and the Employee agrees, in particular, that the geographic scope of this restriction is reasonable because companies engaged in the Business compete on a nationwide basis. The Employee acknowledges that the Company is in direct competition with all other companies engaged in the Business throughout the continental United States and other markets in which the Company may be conducting business at the time the Employee's employment with the Company is terminated, and because of the nature of the Business, the Employee agrees that the covenants contained in this Section 6 cannot reasonably be limited to any smaller geographic area.

     7.   Non-Raid.
          --------

          A. The Employee acknowledges that the Company has invested substantial time and effort in assembling its present staff of personnel. The Employee agrees that so long as he is employed by the Company and during the 18 month period immediately thereafter, the Employee shall not either directly or indirectly employ, solicit for employment, or advise or recommend to any other person that such other person employ or solicit for employment, any of the Company's employees.

          B. The Employee acknowledges that all customers of the Company, which the Employee has serviced or hereafter shall service during the Employee's employment by the Company and all prospective customers from whom the Employee has solicited or may solicit business while in the employ of the Company, shall be solely the customers of the Company. The Employee agrees that so long as he is employed by the Company and during the 18 month period immediately thereafter, the Employee shall not either directly or indirectly solicit business, as to products or services competitive with the Business of the Company, from any of the Company's customers with whom the Employee had contact during his employment with the Company.

          C. The Employee agrees that so long as he is employed by the Company and during the 18 month period immediately thereafter, the Employee shall not either directly or indirectly interfere with any relationship between the Company and any of its suppliers, clients or the Employees. The Employee agrees that during such 18 month period, he will not influence or attempt to influence any of the customers or clients of the Company not to do business with the Company.

          D.   The Employee agrees that the restrictions contained in this
Section 7 are reasonable as to time and geographic scope because of the nature of the Business and the Employee agrees, in particular, that the geographic scope of this restriction is reasonable because companies engaged in the Business compete on a nationwide basis. The Employee acknowledges that the Company is in direct competition with all other companies engaged in the Business throughout the continental United States and other markets in which the Company may be conducting business at the time the Employee's employment with the Company is terminated, and because of the nature of the Business, the Employee agrees that the covenants contained in this Section 7 cannot reasonably be limited to any smaller geographic area.

     8.   Blue Pencil Provision.  Employee acknowledges that the periods, scope
          ---------------------
and geographic area of restriction imposed by Section 6 and Section 7 are fair and reasonable and are reasonably required for the protection of the Company. If any part or parts of Section 6 or Section 7 shall be held to be unenforceable or invalid, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portion or portions were not a part hereof. If any of the provisions of Section 6 or Section 7 relating to the scope, periods of time or geographic area of restriction shall be deemed to exceed the maximum scope, periods of time or geographic area which a court of competent jurisdiction would deem enforceable, the scope, times and geographic area shall, for the purposes of Section 6 and Section 7, be deemed to be the maximum scope, time periods and geographic area which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened. The invalidity or unenforceability of any provision of Section 6 or 7 in one jurisdiction shall not affects its validity or enforceability in another jurisdiction.

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

     9.   Confidentiality.  Employee acknowledges that he has had and will have
          ---------------
access to certain information related to the business, operations, future plans and customers of the Company, the disclosure or use of which could cause the Company substantial losses and damages. Accordingly, Employee covenants that during the term of his employment with the Company and thereafter he will keep confidential all information and documents furnished to him by or on behalf of the Company and not use the same to his advantage, except to the extent such information or documents are lawfully obtained from other sources on a non-confidential (as to the Company) basis or are in public domain through no fault on his part or is consented to in writing by the Company. Upon termination of his employment, Employee shall return to the Company all records, lists, files and documents, or media and other Company property which are in his possession and which relate to the Company.

     10.  Right to Injunctive Relief.  Employee agrees and acknowledges that a
          --------------------------
violation of the covenants contained in Sections 6, 7 and 9 of this Agreement will cause irreparable damage to the Company, and that it is and may be impossible to estimate or determine the damage that will be suffered by the Company in the event of a breach by Employee of any such covenant. Therefore, Employee further agrees that in the event of any violation or threatened violation of such covenants, the Company shall be entitled as a matter of course to an injunction out of any court of competent jurisdiction restraining such violation or threatened violation by Employee, such right to an injunction to be cumulative and in addition to whatever other remedies the Company may have.

     11.  Exceptions.  Employee may continue his activities with the following
          ----------
companies: Eden Financial Services, Inc. and its subsidiaries, and Trust Bank of Colorado, each of which Employee is a shareholder and a director, and may invest in and/or serve as a director for any other company, provided that such activities do not materially interfere with Employee's duties and responsibilities hereunder and such activities do not otherwise violate this Agreement. All future Board of Director positions other than with the Company or its subsidiaries must be approved by the Company's Board of Directors (which approval will not be unreasonably withheld).

     12.  Delivery of Files.  At or immediately after termination hereof
          -----------------
Employee will deliver all files, records, disks, and other media with Company information, to the Company.

     13.  Life Insurance.
          --------------

          A. Prior to and after termination of his employment hereunder, the Company shall permit Employee to assume premium payments on or to purchase any life insurance policy on the life of Employee (whether or not issued in connection with this Agreement) if the Company has decided to terminate such policy or let such policy terminate and not immediately replaced such policy with another policy. The Company shall provide Employee at least 30 days written notice prior to such termination, during which time Employee may elect to purchase the policy.

          B. Upon termination of his employment hereunder, for any reason, for a period of thirty (30) days after such termination Employee shall have the right to assume premium payments on or to purchase from the Company the $2,000,000 life insurance policy on the life of the Employee described in
Section 5.B.

          C. The cost of purchase under subparagraph 13.A. or 13.B. shall be the cash value of the policy (which in the case of normal term insurance will be zero), plus all costs of transferring the policy, plus $100. If termination of the Employee has been by the Company without Cause or by Employee for Cause, then the Company shall continue to pay the policy premiums on such $2,000,000 policy for the same period as the Company is required to make payments under
Section 4.A.

          D. The Company shall have no liability for a delay in transfer caused by the insurance company, insurance agent, or Employee, and the Company shall be entitled to all proceeds of any policy for death prior to the actual date of transfer unless another person is named as beneficiary pursuant to a right of designation granted to the Employee. The Company shall pay all premiums during the period that the Company retains the policy as permitted by this Section and shall make a good faith effort to obtain all consents to assign the policy to Employee. The Company shall not be liable for premiums for periods beyond the date that the policy would have been transferred to Employee if Employee had cooperated in the transfer process, but shall give at least 10 days notice advance notice of failure by the Company to pay any such premium.

     14.  Integration.  This Agreement shall constitute the entire Agreement
          -----------
relating to the employment of Employee. This Agreement shall be governed by the laws of Colorado, excluding laws on choice of law. Any litigation regarding this Agreement shall only be brought and heard in the federal or state courts located in Denver, Colorado and no transfer of venue outside such area shall be permitted.

     15.  Unenforceability.  If any paragraph or subparagraph of this Agreement
          ----------------
or any part thereof shall be unenforceable under any applicable laws, notwithstanding such unenforceability the remainder of this Agreement shall remain in full force and effect.

     16.  Binding.  This Agreement shall inure to the benefit of and be binding
          -------
upon, the Company and 80% or more owned subsidiaries of the Company. It may be terminated by the Employee upon any merger, consolidation, sale of 90% or more of the outstanding voting capital stock of the Company to one other person and its affiliates, or a sale of 80% or more by fair market value of the assets of the Company, and such termination shall be considered to be a termination by the Company without Cause; provided, however, that this Agreement shall not terminate upon a merger or consolidation, sale of assets, sale of shares, or share exchange, pursuant to which shareholders of the Company receive or hold 51% or more of the voting capital stock of the combined entities or purchaser. Employee acknowledges that the issuance by the Company of Series B Preferred Stock in January or February 1997, issuance of stock of the

Company in connection with the acquisition of Protocall New Business Specialists, Inc., and the issuance in January or February, 1997 of stock options pursuant to the Company's 1997 Stock Option Plan, do not constitute a termination under this Section.

     17.  Attorneys' Fees.  In the event of any legal or arbitration action or
          ---------------
proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees and costs, whether or not the proceeding results in a final judgment.

     18.  Survival.  Terms which by their terms or sense are to survive
          --------
termination hereof shall so survive.

     19.  Notice.  Notices hereunder shall be in writing and sent to the
          ------
residence address of the Employee last provided to the Company, and to the then current business address of the Company. Notices may be sent by first class U.S. mail and shall be effective three (3) days after deposit. Notices sent by other means shall be effective when actually delivered to the above-described address.

     20. The Company acknowledges Employee's employment agreement with Spider Technologies, Inc. ("Spider") and his contemplated equity interests in Spider. That employment agreement as it exists on the date hereof or within 20 days after the date hereof, and the performance of Employee's duties thereunder, and Employee holding an equity position in Spider, does not violate the Employment Agreement including any obligation of Employee to devote his full normal working time to the Company or non-competition provisions. The Company will consult with Employee if it believes Employee is devoting too much of his time, energy and attention to the activities of Spider.

     IN WITNESS WHEREOF, the parties have executed this SECOND RESTATED AND AMENDED MANAGEMENT EMPLOYMENT AGREEMENT as of the date first above written.



INTEK INFORMATION, INC.


By:/S/ PATRICK O'NEAL
   -----------------------------
Title:__________________________


EMPLOYEE


  /S/  TIMOTHY C. O'CROWLEY
 --------------------------
Timothy C. O'Crowley